SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING 04/30/2006
FILE NUMBER 811-05426
SERIES NO.: 13

72DD.    1.   Total income dividends for which record date passed during the period. (000's Omitted)
              Class A              $   1,870
         2.   Dividends for a second class of open-end company shares
              (000's Omitted)
              Class B              $      88
              Class C              $      43
              Institutional Class  $       2

73A.     Payments per share outstanding during the entire current period:
         (form nnn.nnnn)
         1.   Dividends from met investment income
              Class A                 0.1138
         2. Dividends for a second class of open-end company shares (form nnn.nnnn)
              Class B                 0.0368
              Class C                 0.0368
              Institutional Class     0.1260

74U.     1.   Number of shares outstanding (000's Omitted)
              Class A                 20,175
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class B                  2,902
              Class C                  2,555
              Institutional Class        152

74V.     1.   Net asset value per share (to nearest cent)
              Class A              $   23.67
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B              $   23.10
              Class C              $   23.08
              Institutional Class  $   23.72